FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS OBTAINS FAVORABLE MEXICAN COURT DECISION ON WATER TAXES

Cranbury, NJ (August 29, 2008) Innophos Holdings, Inc. (NASDAQ: IPHS) announced its subsidiary, Innophos Fosfatados, received a favorable decision from the Mexican Court of Fiscal & Administrative Justice concerning a water tax rate issue with a Mexican governmental agency. The unanimous decision of the court rendered on an appeal by Fosfatados overturns resolutions of the Mexican National Waters Commission (CNA) seeking to impose higher tax rates on fresh water consumed at the company’s Coatzacoalcos, Veracruz Mexico plant from 1998 through 2002. If sustained, the CNA fresh water resolutions could have amounted to a potential liability of up to $33.0 million for Fosfatados. The basis of the decision also appears to render unlikely any CNA claim will be made for periods after 2002. Under Mexican law, the CNA has 15 business days from receipt of the court’s decision to appeal it.

Innophos acquired its Mexican operations in August 2004 from affiliates of Rhodia, S.A. Subsequently, Innophos obtained a judgment in the New York State courts confirming its right to full indemnity from Rhodia for CNA water resolution-related liabilities arising prior to the acquisition. The Mexican court decision, if not appealed or if sustained on appeal, means there should be no liability or need to pursue Rhodia further to pay CNA–related indemnities covered by the judgment.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos' market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

Innophos Holdings, Inc.	Breakstone Group

Investor Relations: (609) 366-1299	Maura Gedid / Barbara Cano
investor.relations@innophos.com	646-452-2335 / 2334